First Bancorp Completes Acquisition of
 Great Pee Dee Bancorp, Inc.

Tuesday, April 1, 2008

Troy, North Carolina - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, reports today that its merger acquisition of Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) has been completed.  Great Pee Dee is the holding company for Sentry Bank & Trust, a three-branch community bank headquartered in Cheraw, South Carolina, with offices in Cheraw and Florence, South Carolina.  As of December 31, 2007, Great Pee Dee had total assets of $221 million, total loans of $172 million, and total deposits of $155 million.

According to the terms of the transaction, each share of Great Pee Dee stock outstanding will be exchanged for 1.15 shares of First Bancorp stock.  Any fractional shares of stock will be paid in cash at a price of $19.93 per share.  Great Pee Dee shareholders who hold their shares in certificate form will be mailed instructions on how to exchange their shares for shares of First Bancorp.  Shareholders of Great Pee Dee who hold their shares in “street name” at a brokerage house will have their shares automatically converted to shares of First Bancorp without any action on their part.

The merger of the bank subsidiaries of each company is expected to occur at the close of business on Friday, May 16, 2008.  All regulatory approvals for the merger of the bank subsidiaries have been received.  Until such time, Sentry Bank & Trust will continue to operate independently of First Bank.  Although the Sentry Bank & Trust branches will change their name to First Bank upon completion of the bank merger, the branches will remain open, with the same employees providing the same high level of service.  Customers of Sentry Bank will receive information in the near future about the conversion of their Sentry Bank & Trust account to First Bank.

Jerry Ocheltree, President and CEO of First Bancorp, stated, “We are happy that this combination with our friends at Great Pee Dee is now official.  It has been a pleasure getting to know John Long, President and CEO of Great Pee Dee, and his team of community bankers.  I would also like to welcome Jim Crawford, Chairman of Great Pee Dee, to our Board of Directors.  Jim is an excellent addition to our board.”

John Long, President and CEO of Great Pee Dee, stated, “We are very pleased with this merger with First Bancorp.  Both institutions share the same community banking philosophy that our customers value so much. Although we are closing one chapter in our company’s history, we believe we are starting another one that will be even brighter.  We have been warmly welcomed by the First Bancorp folks, and we expect a smooth integration for employees and customers alike.  I’d like to also thank Great Pee Dee’s shareholders and customers for the loyal support they have shown over the years and for what I expect will be many more years to come.”

Mr. Ocheltree also addressed Sentry’s customers, “We don’t take lightly the responsibility we have to the customers of Sentry Bank & Trust.  We know that Sentry Bank & Trust has served its customers well since 1935 and that you count on your local community bank for your financial needs.   You’ll be dealing with the same folks you always have, and we’ll leave the decision making at the local level, as we do with all of our offices.”

Effective today, First Bancorp, a bank holding company, headquartered in Troy, North Carolina, has two financial institution subsidiaries - First Bank and Sentry Bank & Trust.  Total assets of First Bancorp exceed $2.5 billion.  Immediately after the closing, the two bank subsidiaries will operate a total of 74 branches.  In addition to the three Sentry Bank & Trust branches, First Bank operates 71 branch offices, with 63 branches operating in a 21-county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 5 branches in Virginia (Abingdon, Dublin, Fort Chiswell, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  First Bank also has a loan production office in Blacksburg, Virginia.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

This news release contains statements that could be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties.  Forward looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events.  Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) failure to retain the customer bases of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) costs or difficulties related to the integration of the businesses of First Bancorp and Great Pee Dee Bancorp, Inc. being greater than anticipated; (6) general economic conditions being less favorable than anticipated; (7) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (8) the timing of the completion of the transactions.

Contacts:	First Bancorp – Jerry L. Ocheltree - (910) 576-6171
Great Pee Dee Bancorp, Inc. – John S. Long - (843) 537-7656